EXHIBIT 99.2
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BMCA                                                   NEWS
Building Materials                 1361 Alps Road, Wayne, NJ 07470  973 628-3000
Corp. of America
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                    BUILDING MATERIALS CORPORATION OF AMERICA
               ANNOUNCES NEW SENIOR SECURED CREDIT FACILITIES AND
                        COMPLETION OF BOND TENDER OFFERS


NEW YORK - February 22, 2007- Building Materials Corporation of America ("BMCA") announced today that it has entered into new senior secured credit facilities consisting of a new $975 million term loan facility, a new $600 million revolving credit facility and a $325 million bridge loan facility and has completed its previously announced bond tender offer and consent solicitation.

The initial borrowings under these facilities were used (i) to pay for tendered shares which were accepted for payment by BMCA Acquisition Sub Inc., a wholly-owned subsidiary of BMCA, in connection with its tender offer for shares of ElkCorp common stock, par value $1.00 per share (which was the subject of a separate press release today), (ii) to repay amounts outstanding under BMCA's existing revolving credit facility, (iii) to make payments in connection with the successful completion by BMCA and Building Materials Manufacturing Corporation ("BMMC," and together with BMCA, the "Purchasers") of the previously announced tender offer and consent solicitation for their outstanding 8% Senior Notes due 2007 (the "2007 Notes"), (iv) to make payments in connection with the successful completion by BMCA of its previously announced tender offer and consent solicitation for its outstanding 8% Senior Notes due 2008 (the "2008 Notes," and together with the 2007 Notes, the "Notes") and (v) to pay for transaction fees and expenses incurred in connection with each of the foregoing transactions.

The tender offers and consent solicitations for both Notes expired at 12:00 midnight, New York City time on February 21, 2007. Approximately $97.5 million, or 97.5%, of the aggregate principal amount outstanding of the 2007 Notes and $150 million, or 96.9%, of the aggregate principal amount outstanding of the 2008 Notes were accepted for payment by the Purchasers and BMCA, respectively. In completing the tender offers, the supplemental indentures previously executed by BMCA and BMMC have become operative.

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BMCA INFORMATION

Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc. With annual sales in 2006 approximating $2.0 billion, BMCA is North America's largest manufacturer of residential and commercial roofing products and specialty building products.



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FORWARD-LOOKING STATEMENTS

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
























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